Exhibit 99.1

Company Contact:

Charles R. Daniel, III

Chief Financial Officer

(314) 621‑0699

Final: For Release

Investor Contacts:

ICR, Inc.

Allison Malkin

(203) 682-8225

BAKERS FOOTWEAR REPORTS SECOND QUARTER FISCAL 2011 NET SALES

Second Quarter Comparable Store Sales Increase 4.7%

First Six Months Comparable Store Sales Increase 7.1%

ST. LOUIS, Mo. August 4, 2011 – Bakers Footwear Group, Inc. (OTC Bulletin Board: BKRS.OB), a leading specialty retailer of moderately priced fashion footwear for young women, with 232 stores, today reported net sales for the second quarter and first six months of fiscal 2011ended July 30, 2011.

For the second quarter, the thirteen weeks ended July 30, 2011, net sales were $44.3 million, increasing 2.4% from $43.3 million for the thirteen weeks ended July 31, 2010. Comparable store sales for the second quarter of fiscal 2011 increased 4.7%, compared to a comparable store sales increase of 0.2% for the second quarter of fiscal 2010.

For the first six months of fiscal 2011 ended July 30, 2011, net sales were $91.3 million, increasing 5.2% from $86.8 million in the first six months ended July 31, 2010. Comparable store sales for the first six months of fiscal 2011 increased 7.1%, compared to a decrease of 0.7% in the first six months of fiscal 2010.

Peter Edison, Chairman and Chief Executive Officer of Bakers Footwear Group commented, “We began the quarter strong with double digit comparable store sales growth in May. However, a challenging performance in open-toe footwear led to a softening in sales as the quarter progressed.  As we look ahead, we are optimistic that our business is positioned appropriately to capitalize on key trends for the fall season.”

About Bakers Footwear Group, Inc.

Bakers Footwear Group, Inc. is a national, mall-based, specialty retailer of distinctive footwear and accessories for young women. The Company’s merchandise includes private label and national brand dress, casual and sport shoes, boots, sandals and accessories. The Company currently operates 232 stores nationwide. Bakers’ stores focus on women between the ages of 16 and 35. Wild Pair stores offer fashion-forward footwear to women between the ages of 17 and 29.

THIS PRESS RELEASE CONTAINS FORWARD-LOOKING STATEMENTS (WITHIN THE MEANING OF SECTION 27(A) OF THE SECURITIES ACT OF 1933 AND SECTION 21(E) OF THE SECURITIES EXCHANGE ACT OF 1934). BAKERS FOOTWEAR HAS NO DUTY TO UPDATE SUCH STATEMENTS. ACTUAL FUTURE EVENTS AND CIRCUMSTANCES COULD DIFFER

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MATERIALLY FROM THOSE SET FORTH IN THIS STATEMENT DUE TO VARIOUS FACTORS. FACTORS THAT COULD CAUSE THESE CONDITIONS NOT TO BE SATISFIED INCLUDE INABILITY TO SATISFY DEBT COVENANTS, MATERIAL DECLINES IN SALES TRENDS AND LIQUIDITY, MATERIAL CHANGES IN CAPITAL MARKET CONDITIONS OR IN BAKERS FOOTWEAR’S BUSINESS, PROSPECTS, RESULTS OF OPERATIONS OR FINANCIAL CONDITION, AND OTHER RISKS AND UNCERTAINTIES, INCLUDING THOSE DETAILED IN BAKERS FOOTWEAR’S MOST RECENT ANNUAL REPORT ON FORM 10-K AND MOST RECENT QUARTERLY REPORT ON FORM 10-Q, INCLUDING THOSE DISCUSSED IN “RISK FACTORS,” IN “MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL POSITION AND RESULTS OF OPERATIONS” AND IN NOTE 2 TO THE FINANCIAL STATEMENTS IN THESE REPORTS, AND IN ITS OTHER FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION.

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